Exhibit 23.1


                          INDEPENDENT AUDITORS'CONSENT

The Board of Directors
Worldtex, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Worldtex, Inc. of our report dated February 27, 1998 relating to the consolidated balance sheets of Worldtex, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operatins, stockholders' equity and cash flows for ech of the years in the three-year perod ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Worldtex, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          /s/ KPMG Peat Marwick LLP


Greensboro, North Carolina
December 15, 1998